As filed with the Securities and Exchange Commission on March 27, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Western Wireless Corporation

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1638901 (IRS Employer Identification No.)

3650 131st Avenue S.E.
Bellevue, Washington 98006

(Address of Principal Executive Offices, including zip code)

Amended and Restated 1994 Management Incentive Stock Option Plan

(Full title of the plan)

Jeffrey A. Christianson
General Counsel
3650 131st Avenue S.E.
Bellevue, Washington 98006
(425) 586-8700

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

Matthew S. Topham
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
(206) 623-7580

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)	share(3)	price(3)	registration fee(3)

Class A Common Stock, no par value per share	2,500,000 (2)	$5.61	$14,025,000	$1,136.03

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the registrant’s Amended and Restated 1994 Management Incentive Stock Option Plan (the “Plan”) as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)	This registration statement relates to 2,500,000 shares issuable pursuant to the Plan. 1,750,703 shares issuable under the Plan have been previously registered under Registration Statement No. 333-86437 and 5,849,297 shares issuable under the Plan have been previously registered under Registration Statement No. 333-10421. Pursuant to General Instruction E to Form S-8, the filing fee paid herewith is in respect of the additional securities registered hereby.

(3)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on March 24, 2003, as reported on the Nasdaq Stock Market.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Western Wireless Corporation (the “Company”) are hereby incorporated by reference into this registration statement:

     (a)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 27, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b)  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

     (c)  The description of the Company’s Class A Common Stock, no par value per share, which is incorporated by reference in the Form 8-A dated April 8, 1996, filed by the Company pursuant to the Exchange Act (which incorporates the description contained in the Company’s registration statement on Form S-1, Commission File No. 333-2432).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

     Any statement in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the Company’s Class A Common Stock that may be offered under the Plan will be passed upon for the Company by Preston Gates & Ellis LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104-1158. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter in the aggregate own less than 10,000 shares of the Company’s Class A Common Stock.

Item 6. Indemnification of Directors and Officers

     Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company’s Articles of Incorporation and Bylaws require indemnification of the Company’s officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors’ and officers’ liability insurance.

     The Company’s Bylaws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act of the State of Washington, as amended from time to time (the “Washington Business Act”), indemnify all directors and officers of the Company. In addition, the Company’s Articles of Incorporation contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Preston Gates & Ellis LLP regarding legality of securities being registered

23.1	Consent of Independent Accountants

23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

24	Powers of Attorney (contained within signature page)

99.1	Amended and Restated Western Wireless Corporation 1994 Management Incentive Stock Option Plan (incorporated herein by reference to Appendix A to the Western Wireless Corporation Definitive Proxy Statement on Schedule 14A filed on April 18, 2002)

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Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 27th day of March, 2003.

WESTERN WIRELESS CORPORATION

By:	/s/ Jeffrey A. Christianson Jeffrey A. Christianson Sr. Vice President, General Counsel and Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John W. Stanton and Jeffrey A. Christianson, signing singly, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John W. Stanton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 27, 2003

/s/ Mikal J. Thomsen	President, and Director	March 27, 2003

/s/ Theresa E. Gillespie	Vice Chairman and Director	March 27, 2003

/s/ M. Wayne Wisehart	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 27, 2003

/s/ Scott A. Soley	Vice President and Controller (Principal Accounting Officer)	March 27, 2003

/s/ John L. Bunce, Jr.	Director	March 27, 2003

/s/ Mitchell R. Cohen	Director	March 27, 2003

/s/ Daniel J. Evans	Director	March 27, 2003

/s/ Jonathan M. Nelson	Director	March 27, 2003

/s/ Terence M. O’Toole	Director	March 27, 2003

/s/ Peter H. van Oppen	Director	March 27, 2003